EXHIBIT 99.1

WESTERN GAS ANNOUNCES
MANAGEMENT PROMOTIONS

FINK TO SUCCEED SINCLAIR AS CEO; COLLINS NAMED COO

HOUSTON, Feb. 13, 2017 – Western Gas Partners, LP (NYSE: WES) (“WES”) and Western Gas Equity Partners, LP (NYSE: WGP) (“WGP” and collectively the “Partnerships”) announced that effective today Benjamin M. Fink has been named President and CEO. Fink has served as the Sr. Vice President (SVP), Finance and CFO of WES since 2009 and of WGP since its formation in 2012. Don Sinclair, in anticipation of his ultimate retirement, has stepped down from his WES and WGP officer positions, as well as his role as SVP, Midstream at the Partnerships’ sponsor, Anadarko Petroleum Corporation (NYSE: APC) (“Anadarko”). Sinclair will continue to serve as Senior Advisor to Anadarko and the Partnerships. Fink also will replace Sinclair as a director of the Partnerships and will remain the Partnerships’ principal financial and accounting officer until his successor is named.
“Don has been a tremendous part of the success of both Western Gas partnerships since he joined us as President in 2009,” said Robert Gwin, Chairman of WES and WGP. “We thank him for his seven years of leadership and contributions, and are very happy that he has chosen to remain part of our organizations in an advisory capacity, as he possesses a unique combination of industry knowledge and commercial talent.

“We are very pleased that Ben will succeed Don, ensuring the continuity of our successful strategy and execution,” added Gwin. “Over the past seven years, Ben’s financial and tactical leadership has been a critical component of the exceptional performance that Western Gas has consistently delivered to its stakeholders, and I am confident that he, along with his talented leadership team, will advance Western Gas through its next stage of growth.”
In addition, Craig W. Collins has been named SVP, Operations and Chief Operating Officer of the Partnerships, and Philip H. Peacock has been named SVP, General Counsel and Corporate Secretary of the Partnerships. Peacock previously served as Vice President, General Counsel and Corporate Secretary beginning in 2012.

BENJAMIN M. FINK
Fink has 25 years of financial and operational experience and joined Anadarko in 2006. He holds a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania, and is a Chartered Financial Analyst.

CRAIG W. COLLINS
Collins joined Anadarko in 2003 and has held positions of increasing responsibility including general manager of midstream commercial development, and most recently as director of midstream engineering. He holds a Bachelor of Science degree in Chemical Engineering from Texas A&M University and a Master of Business Administration degree from Rice University.

PHILIP H. PEACOCK
Peacock joined Western Gas in 2012. Previously, he was a partner practicing corporate and securities law at the law firm of Andrews Kurth LLP, which he joined in 2003. Peacock holds a Bachelor of Arts degree from Princeton University, a Master of Arts degree from the University of Houston, and a Juris Doctor degree from the University of Virginia. He is licensed to practice law in the state of Texas.

Western Gas Partners, LP (“WES”) is a growth-oriented Delaware master limited partnership formed by Anadarko Petroleum Corporation to acquire, own, develop and operate midstream energy assets. With midstream assets located in the Rocky Mountains, North-central Pennsylvania and Texas, WES is engaged in the business of gathering, compressing, treating, processing, and transporting natural gas, and gathering, stabilizing and transporting condensate, natural gas liquids and crude oil for Anadarko, as well as for other producers and customers.

Western Gas Equity Partners, LP (“WGP”) is a Delaware master limited partnership formed by Anadarko to own the following types of interests in WES: (i) the general partner interest and all of the incentive distribution rights in WES, both owned through WGP’s 100% ownership of WES’s general partner, and (ii) a significant limited partner interest in WES.

For more information about Western Gas Partners, LP and Western Gas Equity Partners, LP, please visit www.westerngas.com.

This news release contains forward-looking statements. Western Gas Partners and Western Gas Equity Partners believe that their expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. These factors include the ability to meet financial guidance or distribution growth expectations; the ability to safely and efficiently operate WES’s assets; the ability to obtain new sources of natural gas supplies; the effect of fluctuations in commodity prices and the demand for natural gas and related products; the ability to meet projected in-service dates for capital growth projects; construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures; and the other factors described in the “Risk Factors” sections of WES’s and WGP’s most recent Forms 10-K and Forms 10-Q filed with the Securities and Exchange Commission and in their other public filings and press releases. Western Gas Partners and Western Gas Equity Partners undertake no obligation to publicly update or revise any forward-looking statements.

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WESTERN GAS CONTACT
Jonathon E. VandenBrand
Director, Investor Relations
jon.vandenbrand@anadarko.com
832.636.6000

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